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This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, trust company manager, accountant, lawyer or other professional advisor.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Offerors or their respective agents may, in the Offerors' sole discretion, take such action as the Offerors may deem necessary to extend the Offer to Shareholders in such jurisdiction.

The Offer has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

April 17, 2007

NOTICE OF EXTENSION AND SUBSEQUENT OFFERING PERIOD

By

AGNICO-EAGLE MINES LIMITED

AND
AGNICO-EAGLE ACQUISITION CORPORATION
a wholly-owned subsidiary of Agnico-Eagle Mines Limited
of their
OFFER TO PURCHASE
all of the outstanding common shares (together with associated rights under the shareholder rights plan) of

CUMBERLAND RESOURCES LTD.

on the basis of 0.185 of a common share of Agnico-Eagle Mines Limited for each common share of Cumberland Resources Ltd.

Agnico-Eagle Mines Limited ("Agnico-Eagle") and Agnico-Eagle Acquisition Corporation ("Agnico Acquisition" and, together with Agnico-Eagle, the "Offerors") hereby give notice that they are extending their offer dated March 12, 2007 (the "Original Offer") to purchase all of the outstanding common shares ("Cumberland Shares") of Cumberland Resources Ltd. ("Cumberland"), together with the associated rights (the "SRP Rights") under the shareholder rights plan of Cumberland, not already owned by Agnico-Eagle or its affiliates, which includes Cumberland Shares that may become outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of options, in order to, among other things, extend the expiry of the Offer to 5:00 p.m. (Toronto time) on April 30, 2007, as described in detail below.

THE OFFER HAS BEEN EXTENDED AND IS NOW OPEN FOR ACCEPTANCE UNTIL 5:00 P.M. (TORONTO TIME) ON APRIL 30, 2007.
THE BOARD OF DIRECTORS OF CUMBERLAND HAS UNANIMOUSLY RECOMMENDED THAT SHAREHOLDERS OF CUMBERLAND ACCEPT THE OFFER AND TENDER THEIR CUMBERLAND SHARES.

INTERMEDIARIES LIKELY HAVE ESTABLISHED TENDERING CUT-OFF TIMES THAT ARE UP TO
48 HOURS PRIOR TO THE EXPIRY TIME. SHAREHOLDERS MUST INSTRUCT THEIR BROKERS
OR OTHER INTERMEDIARIES PROMPTLY IF THEY WISH TO TENDER.

ON APRIL 16, 2007, THE OFFERORS TOOK UP 62,751,962 CUMBERLAND SHARES REPRESENTING
80.6% OF THE CUMBERLAND SHARES ON A FULLY-DILUTED BASIS.
THE OFFERORS NOW OWN 64,789,780 CUMBERLAND SHARES REPRESENTING
APPROXIMATELY 81.1% OF THE OUTSTANDING CUMBERLAND SHARES
ON A FULLY-DILUTED BASIS. ALL CONDITIONS TO THE OFFER HAVE
BEEN SATISFIED.

This extension constitutes a subsequent offering period under U.S. securities laws. This notice of extension and subsequent offering period (the "Notice of Extension and Subsequent Offering Period") should be read in conjunction with the Offer and accompanying circular (the "Original Circular") dated March 12, 2007 (which together constitute the "Original Offer and Circular"), and the related Letter of Transmittal and Notice of Guaranteed Delivery that accompanied the Original Offer and Circular. Except as otherwise set forth herein, the terms and conditions previously set forth in the Original Offer and Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery remain unchanged and continue to be applicable in all respects.

The Dealer Managers for the Offer are:

In Canada	In the United States
Merrill Lynch Canada Inc.	Merrill Lynch, Pierce, Fenner & Smith Incorporated

        Shareholders who have validly deposited and not withdrawn their Cumberland Shares need take no further action to accept the Offer. Shareholders who wish to accept the Offer must properly complete and execute the Letter of Transmittal (printed on yellow paper) that accompanied the Original Offer and Circular or a manually executed facsimile thereof and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Cumberland Shares and all other required documents, with Computershare Investor Services Inc. (the "Depositary") or Computershare Trust Company, N.A. (the "U.S. Forwarding Agent") at any of the offices set out in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (1) accept the Offer by following the procedures for book-entry transfer of Cumberland Shares set out in Section 3 of the Offer, "Manner of Acceptance — Acceptance by Book-Entry Transfer" or (2) accept the Offer where the certificate(s) representing the Cumberland Shares are not immediately available to the Shareholder or the Shareholder is not able to deliver the certificate(s) and all other required documents to the Depositary or U.S. Forwarding Agent before the Expiry Time by following the procedures for guaranteed delivery set out in Section 3 of the Offer, "Manner of Acceptance — Procedure for Guaranteed Delivery", using the Notice of Guaranteed Delivery (printed on pink paper) that accompanied the Original Offer and Circular or a manually executed facsimile thereof.

        Shareholders whose Cumberland Shares are registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should contact that nominee for assistance if they wish to accept the Offer.

        Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Cumberland Shares directly with the Depositary or the U.S. Forwarding Agent.

        Questions and requests for assistance may be directed to the Dealer Managers, the Depositary or the U.S. Forwarding Agent. Their contact details are provided at the end of this document. Additional copies of this document, the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained without charge from the Dealer Managers at their respective addresses provided at the end of this document.

        No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offerors, the Dealer Managers, the Depositary or the U.S. Forwarding Agent.

FORWARD-LOOKING STATEMENTS

        The information contained in this Notice of Extension has, unless otherwise specified, been prepared as of April 17, 2007, and the information contained in the Original Offer and Circular has, unless otherwise specified, been prepared as of March 9, 2007, and unless otherwise specified, the information contained in the documents incorporated by reference herein and in the Original Offer and Circular has been prepared as of the respective dates of such documents. Certain statements contained in this Notice of Extension, Original Offer and Circular and in certain documents incorporated by reference in this Notice of Extension and Subsequent Offering Period and Original Offer and Circular are "forward looking statements" concerning the business operations and financial performance of Agnico-Eagle and also constitute forward looking information under the provisions of Canadian provincial securities laws. When used in such documents, the words "anticipate", "believe", "could", "expect", "estimate", "forecast", "may", "outlook", "planned", "should", "will" and similar expressions are intended to identify forward looking statements.

        Forward looking statements in this Notice of Extension and Subsequent Offering Period and the Original Offer and Circular and the documents incorporated by reference herein and in the Original Offer and Circular include, but are not limited to: the value of the Agnico-Eagle Shares received as consideration in the Offer; the ability of Agnico-Eagle to integrate Cumberland's business with its current business and the costs associated with such integration; the ability of Agnico-Eagle to complete the transactions contemplated by the Offer; the expected benefits of the transactions; Agnico-Eagle's outlook for 2007 and future periods; statements regarding future earnings, and the sensitivity of earnings to gold and other metal prices; anticipated trends for prices of gold and byproducts mined by Agnico-Eagle; estimates of future mineral production and sales; estimates of mine life; estimates of future mining costs, cash costs, minesite costs and other expenses; estimates of future capital expenditures and other cash needs, and expectations as to the funding thereof; statements as to the projected development of certain ore deposits, including estimates of exploration, development and production and other capital costs and estimates of the timing of such development and production or decisions with respect to such development and production; estimates of reserves and resources, and statements regarding anticipated future exploration and feasibility study results; the anticipated timing of events with respect to Agnico-Eagle's minesites, mine construction projects and exploration projects; estimates of future costs and other liabilities for environmental remediation; and other anticipated trends with respect to Agnico-Eagle's capital resources and results of operations. Such statements reflect Agnico-Eagle's views as of the date that this Notice of Extension and Subsequent Offering Period, the Original Offer and Circular or the date of the documents incorporated by reference, as applicable, were prepared and are subject to certain risks, uncertainties and assumptions, and undue reliance should not be placed on such statements. Many factors, known and unknown, could cause the actual results to be materially different from those expressed or implied by such forward looking statements. Such risks include, but are not limited to: the volatility of prices of gold and other metals; uncertainty of mineral reserves, mineral resources, mineral grades and mineral recovery estimates; uncertainty of future production, capital expenditures, and other costs; currency fluctuations; financing of additional capital requirements; cost of exploration and development programs; mining risks; risks associated with foreign operations; governmental and environmental regulation; risks associated with Agnico-Eagle's byproduct metal derivative strategies; and risks associated with internal control over financial reporting. For a more detailed discussion of such risks and material factors or assumptions underlying these forward looking statements, see the section entitled "Risk Factors" in Section 9 of the Original Circular, the Annual Report on Form 20-F dated March 23, 2007, as well as Agnico-Eagle's other filings with the Canadian Securities Administrators and the SEC. These factors are not intended to represent a complete list of factors that could affect the Offer and the combination of the Offerors and Cumberland. The Offerors do not intend, and do not assume any obligation, to update these forward-looking statements whether as a result of new information, future events or otherwise, except as required by law. Accordingly, readers are advised not to place undue reliance on forward-looking statements.

        Certain of the statements and information, primarily related to projects, are based on preliminary views of Agnico-Eagle with respect to, among other things, grade, tonnage, processing, mining methods, capital costs and location of surface infrastructure, and actual results and final decisions may be materially different from those currently anticipated.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

        The Offer is subject to Section 14(d) of the U.S. Exchange Act, Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated by the SEC thereunder. The offering of Agnico-Eagle Shares pursuant to the Offer, however, is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare the Original Offer and Circular and this Notice of Extension and Subsequent Offering Period in accordance with the disclosure requirements of Canada, and Shareholders should be aware that such requirements are different from those of the United States.

        Shareholders in the United States should be aware that the disposition of Cumberland Shares and the acquisition of Agnico-Eagle Shares by them as described in the Original Offer and Circular may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein or in the Original Offer and Circular and such Shareholders are encouraged to consult their tax advisors. See "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Original Circular and "Certain United States Federal Income Tax Considerations" in Section 21 of the Original Circular.

        The enforcement by Shareholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Agnico-Eagle and Agnico Acquisition are incorporated under the laws of Ontario and British Columbia, respectively, that some or all of their respective officers and directors may reside outside the United States, that the Canadian Dealer Manager for the Offer and some or all of the experts named herein may reside outside the United States and that all or a substantial portion of the assets of the Offerors, Cumberland and the above-mentioned persons are located outside the United States.

        THE SECURITIES OFFERED PURSUANT TO THE ORIGINAL OFFER AND CIRCULAR HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY UNITED STATES STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE ORIGINAL OFFER AND CIRCULAR OR THIS NOTICE OF EXTENSION AND SUBSEQUENT OFFERING PERIOD. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

NOTICE TO HOLDERS OF OPTIONS

        The Offer is made only for Cumberland Shares (and the associated SRP Rights) and is not made for any stock options ("Options") to acquire Cumberland Shares. Any holder of such Options who wishes to accept the Offer should, to the extent permitted by the terms of the security and applicable law, exercise the Options in order to obtain certificates representing Cumberland Shares and deposit those Cumberland Shares pursuant to the Offer. Any such exercise must be completed sufficiently in advance of the Expiry Time to assure the holder of such Options that the holder will have certificates representing the Cumberland Shares received on such exercise available for deposit before the Expiry Time, or in sufficient time to comply with the procedures referred to under "Manner of Acceptance — Procedure for Guaranteed Delivery" in Section 3 of the Original Offer. If a holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction an option to acquire Cumberland Shares will become an option to acquire a number of Agnico-Eagle Shares, as determined in accordance with the terms of the Option. The tax consequences to holders of Options of exercising, or not exercising, their Options are not described in "Certain Canadian Federal Income Tax Considerations" in Section 20 of the Original Circular or "Certain United States Federal Income Tax Considerations" in Section 21 of the Original Circular. Holders of Options should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision to exercise or not exercise their Options.

v

EXCHANGE RATES

        Unless otherwise indicated, all references to "$" or "dollars" in this Notice of Extension and Subsequent Offering Period refer to United States dollars.

	Three Months Ended
		Year Ended December 31,
	March 31, 2007
		2006	2005	2004	2003
Average rate for period(1)	1.1718	1.1340	1.2115	1.3017	1.4008
Rate at end of period(2)	1.1530	1.1652	1.1656	1.2034	1.2923
(1)
Represents the period average of the noon buying rates of exchange, as certified by the Federal Reserve Bank of New York.

(2)
Represents the noon buying rates of exchange, as certified by the Federal Reserve Bank of New York on the last trading day of the period.

        On April 16, 2007, the noon buying rate of exchange, as certified by the Federal Reserve Bank of New York, was $1.00 equals C$1.1309.

NOTICE OF EXTENSION AND SUBSEQUENT OFFERING PERIOD

April 17, 2007

TO: THE SHAREHOLDERS OF CUMBERLAND RESOURCES LTD.

        This Notice of Extension and Subsequent Offering Period amends and supplements the Original Offer and Circular dated March 12, 2007, pursuant to which the Offerors offer to purchase, on the terms and subject to the conditions contained therein, all of the issued and outstanding common shares of Cumberland (and the associated SRP Rights), including Cumberland Shares that may become issued and outstanding after the date of the Original Offer but before the Expiry Time of the Offer upon the exercise of Options. Unless the subject matter or the context is inconsistent therewith, terms used in this Notice of Extension and Subsequent Offering Period and not defined herein that are defined in the Original Offer and Circular have the respective meanings ascribed thereto in the Original Offer and Circular.

        Except as otherwise set forth in this Notice of Extension and Subsequent Offering Period, the terms and conditions previously set forth in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery continue to be applicable in all respects. This Notice of Extension should be read in conjunction with the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. All references to the "Offer" in the Original Offer and Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery mean the Original Offer, and all references in such documents to the "Circular" mean the Original Circular.

1.     Extension of the Offer / Subsequent Offering Period

        By notice given to the Depositary on April 16, 2007, the Offerors extended the expiry of the Offer to 5:00 p.m. (Toronto time) on April 30, 2007. Accordingly, the definitions of "Expiry Date" and "Expiry Time" in the "Definition" section of the Original Offer and Circular (found on page 15 of the Original Offer and Circular) are deleted and replaced by the following:

        "Expiry Date" means April 30, 2007;

        "Expiry Time" means 5:00 p.m. (Toronto time) on the Expiry Date;

        In addition, all references to April 16, 2007 and to 11:59 p.m. (Toronto time) in the Original Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery are amended to refer to April 30, 2007 and to 5:00 p.m. (Toronto time), respectively.

        This extension of the Offer constitutes a "subsequent offering period" under United States securities laws. Cumberland Shares deposited pursuant to the Offer at or prior to 11:59 p.m. (Toronto time) on April 16, 2007 may no longer be withdrawn.

        The Offerors intend to acquire any Cumberland Shares not deposited to the Offer by the Expiry Time by way of a Compulsory Acquisition or a Subsequent Acquisition Transaction as described in "Acquisition of Cumberland Shares Not Deposited Pursuant to the Offer" in Section 19 of the Original Circular.

        In light of the ownership by the Offerors of approximately 81.1% of the issued and outstanding Cumberland Shares, the Offerors anticipate substantially reduced trading levels will now occur in the Cumberland Shares relative to historical norms. The Offer has been extended to allow Shareholders who tender by the Expiry Time to receive prompt payment for their Cumberland Shares. The Offerors currently intend to acquire all Cumberland Shares not tendered to the Offer pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction during approximately the next 30 to 90 days.

2.     Conditions Satisfied

        Each of the conditions of the Offer specified in Section 4 of the Original Offer, "Conditions of the Offer", has been satisfied.

3.     Recent Developments

        All of the Cumberland Shares validly deposited to the Offer and not withdrawn as of 11:59 p.m. (Toronto time) on April 16, 2007 were taken up and accepted for payment by the Offerors. The Depositary advised the Offerors that as of 11:59 p.m. (Toronto time) on April 16, 2007, 62,751,962 Cumberland Shares representing approximately 80.6% of the issued and outstanding Cumberland Shares had been validly deposited to the Offer and not withdrawn. The Offerors now own 64,789,780 Cumberland Shares representing approximately 81.1% of the outstanding Cumberland Shares on a fully-diluted basis. The Offerors have exercised their rights to extend the Offer in order to acquire additional Cumberland Shares and to give remaining Shareholders the opportunity to deposit their Cumberland Shares.

        The closing prices of the Agnico-Eagle Shares and the Cumberland Shares on the Toronto Stock Exchange on April 13, 2007 were C$43.85 and C$8.05, respectively.

4.     Time for Acceptance

        The Offer is now open for acceptance until 5:00 p.m. (Toronto time) on April 30, 2007.

5.     Manner of Acceptance

        Cumberland Shares may be deposited under the Offer in accordance with the provisions of Section 3 of the Original Offer, "Manner of Acceptance".

6.     Take Up and Payment for Deposited Cumberland Shares

        All Cumberland Shares deposited under the Offer will be taken up and paid for promptly following the original Expiry Date. Upon the terms and subject to the conditions of the Offer, the Offerors will take up and pay for Cumberland Shares validly deposited to the Offer and not withdrawn as set out in Section 6 of the Original Offer, "Take Up and Payment for Deposited Cumberland Shares".

7.     Withdrawal of Deposited Cumberland Shares

        Shareholders have a right to withdraw Cumberland Shares deposited under the Offer in the circumstances and in the manner set out in Section 7 of the Offer, "Right to Withdraw Deposited Cumberland Shares".

        This extension of the Offer constitutes a "subsequent offering period" under United States securities laws. Cumberland Shares deposited under the Offer at or prior to 11:59 p.m. (Toronto time) on April 16, 2007 may no longer be withdrawn.

8.     Consequential Amendments to the Original Offer and Circular and Other Documents

        The Original Offer and Circular, the Letter of Transmittal, and the Notice of Guaranteed Delivery are amended to the extent necessary to reflect the amendments and supplements contemplated by and the information contained in this Notice of Extension and Subsequent Offering Period.

9.     Statutory Rights

        Securities legislation in certain of the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, rights of rescission or rights to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

10.   Directors' Approval

        The contents of this Notice of Extension and Subsequent Offering Period have been approved, and the sending thereof to the securityholders of Cumberland has been authorized, by the boards of directors of each of the Offerors.

APPROVAL AND CERTIFICATE

        The contents of this Notice of Extension and Subsequent Offering Period have been approved, and the sending thereof to the securityholders of Cumberland Resources Ltd. has been authorized, by the board of directors of Agnico-Eagle Mines Limited.

        The foregoing, together with the Offer and Circular dated March 12, 2007, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing together with the Original Offer and Circular dated March 12, 2007, does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: April 17, 2007

(Signed) SEAN BOYD Vice-Chairman and Chief Executive Officer	(Signed) DAVID GAROFALO Senior Vice President, Finance and Chief Financial Officer
On behalf of the Board of Directors
(Signed) JAMES D. NASSO Director	(Signed) MEL LEIDERMAN Director

APPROVAL AND CERTIFICATE

        The contents of this Notice of Extension and Subsequent Offering Period have been approved, and the sending thereof to the securityholders of Cumberland Resources Ltd. has been authorized, by the board of directors of Agnico-Eagle Acquisition Corporation.

        The foregoing, together with the Original Offer and Circular dated March 12, 2007, contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made. In addition, the foregoing together with the Original Offer and Circular dated March 12, 2007, does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: April 17, 2007

(Signed) SEAN BOYD President	(Signed) DAVID GAROFALO Vice-President
On behalf of the Board of Directors
(Signed) DONALD G. ALLAN Director	(Signed) R. GREGORY LAING Director

The Depositary for the Offer is:
Computershare Investor Services Inc.

By Registered Mail	By Hand or by Courier
P.O. Box 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2	9th Floor 100 University Avenue Toronto, Ontario M5J 2Y1
Attention: Corporate Actions	Attention: Corporate Actions

Toll Free: 1-800-564-6253
E-Mail: corporateactions@computershare.com

The U.S. Forwarding Agent is:
Computershare Trust Company, N.A.

By Mail	By Hand or by Courier
Attention: Corporate Actions P.O. Box 43014 Providence, RI 02940-3014	Attention: Corporate Actions 250 Royall Street Canton, MA 02021

The Dealer Managers for the Offer are:

In Canada	In the United States
Merrill Lynch Canada Inc.	Merrill Lynch, Pierce, Fenner & Smith Incorporated
181 Bay Street, 4th Floor	1400 Merrill Lynch Drive
Toronto, Ontario	MSC-0401N
M5J 2V8	Pennington, New Jersey 08534
Telephone: (416) 369-7671	Telephone (international): (609) 818-8000
Toll Free: 1-877-653-2948

Any questions and requests for assistance may be directed by holders of Cumberland Shares to the Depositary,

the U.S. Forwarding Agent or

the Dealer Managers at their

respective telephone numbers and locations set out above.

Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee

for assistance concerning the Offer.

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FORWARD-LOOKING STATEMENTS
NOTICE TO SHAREHOLDERS IN THE UNITED STATES
NOTICE TO HOLDERS OF OPTIONS
EXCHANGE RATES
NOTICE OF EXTENSION AND SUBSEQUENT OFFERING PERIOD
TO: THE SHAREHOLDERS OF CUMBERLAND RESOURCES LTD.
APPROVAL AND CERTIFICATE
APPROVAL AND CERTIFICATE
The Depositary for the Offer is: Computershare Investor Services Inc.
The U.S. Forwarding Agent is: Computershare Trust Company, N.A.
The Dealer Managers for the Offer are
Any questions and requests for assistance may be directed by holders of Cumberland Shares to the Depositary, the U.S. Forwarding Agent or the Dealer Managers at their respective telephone numbers and locations set out above. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.